Schedule 14A Information
    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                           of 1934 (Amendment No.   )
Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-
    6 (e)(2)
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
    240.14a12
                           VALMONT INDUSTRIES, INC.
 ...........................................................................
         . (Name of Registrant as Specified In Its Charter)
                               TERRY McCLAIN
 ...........................................................................
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
    1) Title of each class of securities to which transaction applies:
    .......................................................................
    2) Aggregate number of securities to which transaction applies:
    .......................................................................
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
    .......................................................................
    4) Proposed maximum aggregate value of transaction:
    .......................................................................
    5) Total fee paid:
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(1)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:
     ................................................
     2) Form, Schedule or Registration Statement No.:
     ................................................
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     ................................................
     4) Date Filed:
    .................................................

                              Proxy Statement
                                  For The
                              April 28, 1997
                       Annual Shareholders' Meeting

Dear Shareholder:

     You are cordially invited to attend Valmont's Annual
Meeting of Shareholders on April 28, 1997 at 2:00 P.M. The meeting will be held in the Lecture Hall of the Joslyn Art Museum at 2200 Dodge Street in Omaha. You may enter the building through its main entrance on the east side.

     The formal meeting of Shareholders will be followed by a review of operations for 1996 and the first quarter of 1997, as well as our outlook for the future. Following the meeting, you are invited to an informal reception where you can visit with the Directors, Officers and Business Unit Managers about the activities of the Company.

     If you cannot attend the meeting in person, please vote your shares by proxy. Mark, sign and date the enclosed proxy card and return it in the postage paid envelope. Your prompt return of the card will help your Company avoid additional solicitation costs. In person or by proxy, your vote is important.

     I look forward to seeing you at our Annual Meeting.

                                             Sincerely,
                                             /s/ Mogens C. Bay
                                             Mogens C. Bay
                                             Chairman and Chief Executive
                                             Officer

                  Valmont Industries, Inc.
                  Notice of Annual Meeting
                       of Shareholders


      Notice is hereby given that the Annual Meeting of Shareholders of Valmont Industries, Inc., a Delaware corporation, will be held at the Joslyn Art Museum, 2200
Dodge St., Omaha, Nebraska 68102, on Monday, April 28, 1997, at 2:00 p.m. local time for the purpose of:

          (1) Electing four directors of the Company to three year terms.

          (2)  Ratifying the appointment of Deloitte & Touche
          LLP as independent accountants for fiscal 1997.

          (3) Transacting such other business as may properly come before the meeting.

     Shareholders of record at the close of business on March 7, 1997 are entitled to vote at this meeting. If you do not expect to be present at the Annual Meeting and wish your shares to be voted, please sign, date and mail the enclosed proxy form.

                                 By Order of the Board of Directors


                                 /s/ Thomas P. Egan, Jr.

                                 Thomas P. Egan, Jr.
                                 Secretary
                                 Valley, Nebraska  68064
                                 March 27, 1997

                             Proxy Statement

To Our Shareholders:
     The Board of Directors of Valmont Industries, Inc. solicits your proxy in the form enclosed for use at the Annual Meeting of Shareholders to be held on Monday, April 28, 1997, or at any adjournments thereof.
     At the close of business on March 7, 1997, the record date for shareholders entitled to notice of and to vote at the meeting, there were outstanding 13,697,814 shares of the Company's common stock. There were no preferred shares outstanding. All holders of common stock are entitled to one vote for each share of stock held by them.
     Shares of common stock represented by a properly signed and returned proxy, including shares represented by broker nonvotes or abstaining from voting, will be treated as present at the meeting for the purpose of determining a quorum. Directors are elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Accordingly, abstentions or broker nonvotes as to the election of directors will not affect the election of the candidates receiving the plurality of votes.
     The proposal to ratify accountants requires the affirmative vote of a majority of shares present in person or represented by proxy. Abstentions will have the same effect as a vote against these proposals. Broker non-votes on this proposal are treated as shares for which voting power has been withheld by the beneficial holders of those shares and therefore will not be counted as votes for or against such proposal.
     Any shareholder giving a proxy may revoke it before the meeting by mailing a signed instrument revoking the proxy to:
Corporate Secretary, Valmont Industries, Inc., P.O. Box 358, Valley, Nebraska 68064. To be effective, the revocation must be received by the Secretary before the date of the meeting. A shareholder may attend the meeting in person and at that time withdraw the proxy and vote in person.

     The cost of solicitation of proxies, including the cost of reimbursing banks and brokers for forwarding proxies and proxy statements to their principals, shall be borne by the Company. This proxy statement and proxy card are being mailed to shareholders on or about March 27, 1997.

                     Certain Shareholders

     The following table sets forth, as of March 7, 1997, the number of shares beneficially owned by (i) persons known to the Company to be beneficial owners of more than 5% of the Company's outstanding common stock, (ii) directors, nominees and named executive officers and (iii) all directors and executive officers as a group.


                              Amount and Nature
Name and Address of        of Beneficial Ownership     Percent
Beneficial Owner             March 7, 1997  (1)        of Class (2)
_________________________________________________________________
Robert B. Daugherty             3,550,784                25.9%
c/o Valmont Industries, Inc.
Valley, Nebraska 68064

Charles M. Harper                  43,000                  ---

Allen F. Jacobson                  21,000                  ---

Lloyd P. Johnson                   11,000                  ---

John E. Jones                      10,000                  ---

Thomas F. Madison                  17,615                  ---

Walter Scott, Jr.                  31,000                  ---

Kenneth E. Stinson                      0                  ---

Robert G. Wallace                  13,000                  ---

Mogens C. Bay                     236,088                  1.7%

Joseph M. Goecke                  111,296                   --

Terry J. McClain                   58,717                   --

Gary L. Cavey                      49,063                   --

All Executive Officers and Directors
     As Group (21 persons)      4,498,128                 32.8%

(1) Includes shares which the directors and executive officers have, or within 60 days of March 7, 1997 will have, the right to acquire through the exercise of stock options, as follows: 4,000 shares each for Messrs. Harper, Jacobson, Johnson, Jones, Madison, Scott and Wallace, and 101,000, 17,084, 11,244 and 33,000 shares for Messrs. Bay,
    Goecke, McClain and Cavey respectively; and 297,581 shares for all executive officers and directors as a group.
(2) Unless otherwise indicated, beneficial ownership of any named individual does not exceed 1% of the outstanding shares of the class.

                       Election of Directors
     The Company's Board of Directors is composed of ten members, divided into three classes. Each class serves for three years on a staggered term basis. Of the ten current Directors of the Company, nine are not employees of the Company. Mr. Bay is currently employed by the Company and Mr. Daugherty was an employee of the Company until his retirement on December 31, 1996, such employment constituting their principal occupations for at least the last five years.
     Four Directors have terms of office that expire at the 1997 Annual Meeting. They have been nominated by the Board of Directors for re-election to three-year terms. These nominees are:
                         Robert B. Daugherty
                         Allen F. Jacobson
                         Kenneth E. Stinson
                         Robert G. Wallace

     Unless authority to vote for directors is withheld, the shares represented by the enclosed proxy will be voted for the election of the nominees named above. In the event any of such nominees becomes unavailable for election, the proxy holders will have discretionary authority to vote the proxies for a substitute. The Board of Directors has no reason to believe that any such nominee will be unavailable to serve.

Nominees For Election - Terms Expire 2000:

Robert B. Daugherty, Age 75, Chairman Emeritus of the Company since January 1997; Chairman of the Board of the Company from March 1947 to December 1996. Director, Peter Kiewit Sons', Inc.

Served as Director of Company continuously since March 1947. Valmont
Stock:  3,550,784 shares

Allen F. Jacobson, Age 70, Retired Chairman and Chief Executive Officer of 3M Company. Director, 3M Company, Abbott Laboratories, Deluxe Corporation, Mobil Corporation, Northern States Power Company, Potlatch Corporation, Prudential Insurance Company of America,
Sara Lee Corporation, Silicon Graphics, Inc. and U S WEST Inc.

Served as Director of Company continuously since July 1976. Valmont
Stock:  21,000 shares

Kenneth E. Stinson, Age 54 , Chairman and Chief Executive Officer of Kiewit Construction Group Inc. since August 1994 and
Executive Vice President and Director of Peter Kiewit Sons', Inc.
since April 1994; President of Kiewit Construction Group Inc. January 1992 to August 1994. Director, ConAgra, Inc.

Served as Director of Company continuously since December 1996.
Valmont Stock:  0 shares

Robert G. Wallace, Age 70, Retired Executive Vice President of
Phillips Petroleum Co.  Director, A. Schulman, Inc.

Served as Director of Company continuously since April 1984.
Valmont Stock:  13,000 shares

Continuing Directors - Terms Expire 1999:

Mogens C. Bay, Age 48, Chairman and Chief Executive Officer of the Company since January 1997. President and Chief Executive Officer of the Company from August 1993 to December 1996. From November 1990 to August 1993 served as President and Chief Operating Officer of the Irrigation Division of the Company. Director, ConAgra, Inc. and Inacom Corporation.

Served as Director of Company continuously since October 1993.
Valmont Stock: 236,088 shares

John E. Jones, Age 62, Retired Chairman, President and Chief Executive Officer of CBI Industries, Inc. since January 1996. Chairman,
President and Chief Executive Officer of CBI Industries, Inc. from June
1989 to January 1996.   Director, Allied Products Corporation, Amsted
Industries Incorporated, Interlake Corporation, NICOR Inc. and BWAY Corp.

Served as Director of Company continuously since April 1993.
Valmont Stock: 10,000 shares

Walter Scott, Jr., Age 65, Chairman of the Board, President and
Director of Peter Kiewit Sons', Inc. Director, Berkshire Hathaway, Inc., Burlington Resources, Inc., CalEnergy Company, ConAgra, Inc., C-TEC Corporation, First Bank System, Inc. and WorldCom, Inc.

Served as Director of Company continuously since April 1981.
Valmont Stock:  31,000 shares

Continuing Directors - Terms Expire 1998:

Charles M. Harper, Age 69, Former Chairman of the Board of RJR Nabisco Holdings Corp. since May 1996. Chairman of the Board of RJR Nabisco Holdings Corp. from May 1993 to May 1996. Chief Executive Officer of RJR Nabisco Holdings Corp. from May 1993 to December 1995. Chairman of the Board of ConAgra, Inc. from 1981 to May 1993, and Chief Executive Officer of ConAgra from 1976 to September 1992. Director, ConAgra, Inc., E.I. DuPont de Nemours & Co., Inc., Norwest Corporation and
Peter Kiewit Sons', Inc.

Served as Director of Company continuously since April 1979. Valmont
Stock:  43,000 shares

Lloyd P. Johnson, Age 66, Retired Chairman of Norwest Corporation since May 1995. Chairman of Norwest Corporation from January 1989 to May 1995 and Chief Executive Officer of Norwest Corporation from January 1985 to January 1993. Director, Norwest Corporation, Cargill, Incorporated, Musicland Stores Corporation; Trustee, Minnesota Mutual Life Insurance Company; Member, Advisory Board of Directors, Minnegasco.

Served as Director of Company continuously since June 1991.
Valmont Stock:  11,000 shares

Thomas F. Madison, Age 61, President, MLM Partners since January 1993; Chairman and Director of Communications Holdings, Inc. since September 1996; Vice Chairman and Office of CEO of Minnesota Mutual Life Insurance Company from February 1994 to August 1994; President-Markets, U S WEST Communications from June 1987 to December 1992. Director, ACI Telecentrics, Alexander & Alexander Insurance Advisory Board, Eltrax Systems, Inc., LHS Health Systems, Minnegasco Advisory Board and Span Link.

Served as Director of Company continuously since June 1987.
Valmont Stock:  17,615 shares

(1) Messrs. Jacobson (Chairman), Harper, Johnson and Madison are members of the Compensation Committee, which met two times during 1996. The Compensation Committee, composed of directors who are not employees of the Company, directs the administration of various management incentive plans; takes action upon or makes recommendations to the Board of Directors on salary changes for certain key management personnel; and takes action upon or makes recommendations to the Board of Directors concerning certain employee benefit plan matters.

    Messrs. Scott (Chairman), Jones and Wallace are members of the Audit Committee, which met three times during the last fiscal year. The Audit Committee, composed of directors who are not employees of the Company, recommends selection of the independent public accountants; reviews matters pertaining to the audit, systems of internal control and accounting policies and procedures; has approval authority with respect to services provided by the independent public accountants; and directs and supervises investigations into matters within the scope of its duties.

     The Company does not have a standing Nominating Committee.

(2) The Board of Directors held five meetings during the last fiscal year. During 1996, non-employee directors were paid an annual fee of $25,000 plus $2,000 for each board meeting and $1,000 for each committee meeting attended. Committee chairmen receive an additional $6,000 per year. Messrs. Harper, Jacobson, Johnson, Jones, Scott and Wallace have elected to receive their fees in the form of deferred compensation. Payments are to be made in fifteen annual installments commencing one year after the earliest of termination of service as a director of the company, attainment of age 70, or death. The deferred fees accrue interest indexed to U.S. Government bonds, compounded monthly. Employee directors do not receive director or meeting fees.

(3) Each non-employee director receives (i) an annual award of 1,000 shares of common stock of the company and (ii) an annual award of a non-qualified stock option for 2,000 shares of common stock exercisable at the fair market value of the Company's common stock on the date of grant. These awards are made annually on the date of and following completion of Valmont's Annual Shareholders' Meeting. The common stock award will be forfeited if the director's services terminate for any reason other than death, retirement from the board at mandatory retirement age, or resignation or failure to stand for re-election, in any such case without the prior approval of the board.
(4) The Company has a service agreement with PKS Information Services,
    Inc. ("PKS"), a subsidiary of Peter Kiewit Sons', Inc. The agreement extends through the year 2001 and covers the use of time on PKS mainframe computer equipment. In 1996 lease payments totaled approximately $1,500,000. Additionally, in 1996 the Company paid Kiewit Construction Group Inc., another subsidiary of Peter Kiewit Sons', Inc., approximately $600,000 for construction services to improve the Company's facilities. Walter Scott, Jr., a Director of the Company, is Chairman, President and Director of Peter Kiewit Sons', Inc. Kenneth E. Stinson, a Director of the Company, is Chairman and Chief Executive Officer of Kiewit
    Construction Group, Inc. and Executive Vice President and Director of Peter Kiewit Sons', Inc. The Company believes such payments were comparable to amounts that would have been paid to unaffiliated entities.

(5) See "Certain Shareholders" for additional information on stock ownership.

                         Executive Compensation
               The following Summary Compensation Table provides information on the annual and long-term compensation for services paid by the Company to the Chief Executive Officer and the four highest paid executive officers (with principal positions as of December 28, 1996) for the three fiscal years ended December 28, 1996.

                 Summary Compensation Table

                           Annual Compensation      Long-Term Compensation
                                                 Awards    Payouts   All Other
                                                 Number of    LTIP     Comp
Principal Position    Year Salary($) Bonus($)  Options(#) Payouts($)  ($)(1)
Mogens C. Bay (2)     1996  501,923   721,201    50,000    749,512    114,504
President and Chief   1995  438,211   518,812    50,000    458,311     77,645
Executive Officer     1994  396,366   403,605    50,000     19,585     36,880

Robert B. Daugherty   1996  340,000   554,417         0    582,120     33,845
Chairman of the Board 1995  340,000   369,849         0    355,955     59,683
of Directors          1994  346,538   365,154         0     18,935     32,854

Joseph M. Goecke (2)  1996  203,000   389,301     5,000    232,072     30,788
President and Chief   1995  203,000    99,313         0    141,907     27,044
Operating Officer     1994  199,212   221,913    10,000     10,550     19,425
Valmont Irrigation

Terry J. McClain(2)(3)1996  185,577   260,704    12,500    190,224     36,884
Sr. Vice President    1995  165,385   171,777     7,000    116,318     25,304
and Chief Financial   1994  142,173   119,245    15,000     17,683     12,560
Officer

Gary L. Cavey (3)     1996  210,462    84,906    12,500    190,224     44,826
President and Chief   1995  178,846   186,835    15,000    116,318     28,170
Operating Officer     1994  133,819   221,154    15,000          0     15,973
Industrial Products Group

(1) Amounts represent the Company's contribution under the Valmont Employee Retirement Savings Plan and related Restoration Plan.
(2) Messrs. Bay, Goecke and McClain hold 3,000, 2,000 and 2,000 restricted shares of the Company's common stock, respectively, which on December 28, 1996 were valued at $117,000, $78,000 and $78,000 respectively. The restrictions lapse in February 1999. Each executive receives dividends paid on the restricted stock.
(3) Messrs. McClain and Cavey became executive officers in January 1994 and July 1994, respectively.

           Stock Option Grants In Fiscal Year 1996

     The table that follows provides information on 1996 stock option grants to executive officers named in the Summary
Compensation Table. No stock appreciation rights were granted during fiscal 1996.

                                                         Potential
                                                         Realizable Value
                                                         at Assumed Annual
                                                         Rates of Stock
                                                         Price Appreciation
                                   Individual Grants     for Option Term (2)
______________________________________________________   ___________________
                        % of Total
                          Options
                        Granted to
                         Employees Exercise
                Options  in Fiscal  Price   Expiration
     Name      Granted(1)  Year   ($)Share    Date        5%($)       10%($)
Mogens C. Bay    50,000   24.6%    38.00  Dec. 9, 2006   1,194,900  3,028,111
Mogens C. Bay     4,739    2.5%    32.50  Dec. 18, 1996      4,747      9,494
Robert B. Daugherty  --     --      --              --          --         --
Joseph M. Goecke  5,000    2.5%    38.00  Dec. 9, 2006     119,490    302,811
Terry J. McClain 12,500    6.1%    38.00  Dec. 9, 2006     298,725    757,028
Gary L. Cavey    12,500    6.1%    38.00  Dec. 9, 2006     298,725    757,028
______________________________________________________________________________


All Shares Outstanding (3)                           335,169,572  849,385,503

(1) All options (except the option of 4,739 shares to Mr. Bay), were granted on December 9, 1996, and become exercisable on the fifth anniversary of the grant. The option of 4,739 shares to Mr. Bay was granted on May 17, 1996 and became exercisable six months following the grant date.

(2) Potential realizable value is based on the assumption that the common stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. The numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised (if the executive were to sell the shares on the date of exercise) so there is no assurance that the value realized will be at or near the potential realizable value as calculated in this table.
(3) All shares outstanding represents the increase in total Company shareholder value if the stock price and assumed rates used in the stock option assumptions are achieved over a ten year option period multiplied by the number of shares outstanding at the end of fiscal 1996 (13,665,392).

    Options Exercised in Fiscal Year 1996 and Fiscal Year End Values

     The following table provides information on the exercise of stock options during fiscal 1996 and the status of unexercised stock options at the end of the year for the executive officers named in the Summary Compensation Table.

                                                                 Value of
                                                               Unexercised
                                         Number of Un-         In-The-Money
                                        exercised Options       Options at
                                          FY-End (#)           FY-End ($)(2)
                  Shares       Value
                Acquired On   Realized   Exer-   Unexer-    Exer-     Unexer-
                Exercise (#)  ($)(1)    cisable  cisable   cisable    cisable
Mogens C. Bay        14,163   403,002   101,000  116,332   2,262,617 1,291,202
Robert B. Daugherty       0         0         0        0           0         0
Joseph M. Goecke      1,359    77,379    17,084  14, 000     386,056   213,228
Terry J. McClain     10,700   212,785    17,667   26,833     373,753   304,122
Gary L. Cavey         2,250   116,800    33,000   31,500     731,750   361,750

(1)Value realized is the difference between the closing price of the Company's Common Stock on the day of exercise and the option exercise price multiplied by the number of shares.

(2)Value is the difference between the closing price of the Company's Common Stock on the last trading day of fiscal 1996 and the option exercise price of the in-the-money options multiplied by the number of in-the-money options.


   Long-Term Incentive Plans - Awards in Fiscal Year 1996

The following table provides information on the long-term incentive program awards granted to the executive officers named in the Summary Compensation Table during fiscal year
1996.

                      # of      Performance
                     Shares,    or Other       Estimated Future Payouts under
                     Units     Period Until     Non-Stock Price-Based Plans
                    or Other   Maturation or  Threshold   Target     Maximum
                    Rights(#)      Payout         $          $            $
Mogens C. Bay        1 Unit         (1)        112,500    225,000     450,000
Robert B. Daugherty  1 Unit         (1)         76,500    153,000     306,000
Joseph M. Goecke     1 Unit         (1)         30,500     61,000     122,000
Terry J. McClain     1 Unit         (1)         27,750     55,500     111,000
Gary L. Cavey        1 Unit         (1)         31,000     63,000     126,000

(1) Awards are for the three-year award cycle ending in 1998.
    See "Compensation Committee Report on Executive
    Compensation - Long-Term Performance Incentives" for a description of the award program.

                    Compensation Committee Report
                      on Executive Compensation

     Valmont's executive compensation policies and practices are approved by the Compensation Committee of the Board of Directors (the "Committee").
The Committee consists of four Directors who are not employees of the Company. The Committee's determinations on compensation of the Chief Executive Officer and other executive officers are reviewed with all the nonemployee Directors who constitute a majority of the Board.

     The Committee has implemented compensation policies, plans and programs which seek to enhance shareholder value by aligning the financial interests of the executive officers with those of its shareholders. Annual base salaries are generally set at competitive median levels. The Company relies on annual and longterm incentive compensation and stock options to attract, retain, motivate and reward executive officers and other key employees. Incentive compensation is variable and tied to corporate, business unit and individual performance. The plans are designed to provide an incentive to management to grow earnings, provide quality returns on investment, enhance shareholder value and contribute to the long-term growth of the Company. All incentive compensation plans are reviewed at least annually to assure their linkage to the current strategies and needs of the business. The Company's programs have been designed so that compensation paid to named executive officers in 1996 will be deductible under the Internal Revenue Code's $1 million compensation limits for deductibility.

     Valmont's executive compensation is based on four components, each of which is intended to support the overall compensation philosophy.

   Base Salary. Base salary is targeted at the median level for industrial manufacturing companies of similar characteristics such as sales volume, capitalization and financial performance. Salaries for executive officers are reviewed by the Committee on an annual basis and may be changed based on the individual's performance or a change in competitive pay levels in the marketplace.

     The Committee reviews with the Chief Executive Officer and the human resources executive an annual salary plan for the Company's executive officers (other than the Chief Executive Officer). The salary plan is modified as deemed appropriate and approved by the Committee. The annual salary plan is developed by the Company's human resources staff under the ultimate direction of the Chief Executive Officer based on peer group and national surveys of industrial manufacturing organizations with similar characteristics and on performance judgments as to the past and expected future contributions of the individual executive. In addition, the Committee periodically is advised by independent compensation consultants concerning salary competitiveness. The Committee reviews and establishes the base salary of the Chief Executive Officer based on similar competitive compensation data and the Committee's assessment of his past performance, his leadership in establishing performance standards in the conduct of the Company's business, and its expectation as to his future contributions in directing the long-term success of the Company and its businesses.

     The Committee increased the Chief Executive Officer's salary in December 1996 to the current level of $550,000 per year, which is within the mid-range of salaries of chief executive officers of industrial manufacturing companies comparable in sales, capitalization and financial performance. The salary increase also reflected the Committee's desire to reward Mr. Bay for his superior performance in increasing the Company's net earnings (pre-charge)
by 26.6% in 1996.
     Annual Incentives. The Company's short-term incentives are established under the Total Value Impact (TVI) Plan. The Committee believes that the annual bonus of key employees, including executive officers, should be based on optimizing operating profits and prudent management of the capital employed in the business. Accordingly, the TVI plan provides for target performance levels based upon the Company's or business units' net operating income after-tax, less the cost of capital. A minimum threshold level must be met before any awards are earned. Individual award targets are based on a pre-determined percentage of beginning of year base salary considering the individual's position and the Committee's assessment of the individual's expected contribution in such position. Participants, thresholds and specific performance levels are established by the Committee at the beginning of each fiscal year.
     The Committee approved the participation of 52 key management employees, including 13 executive officers, in the TVI Plan for 1996. Based on performance levels achieved during 1996, the Committee approved aggregate bonus payments of $4,927,445. The TVI bonus of $721,201 paid to the Chief Executive Officer for 1996 was based on the pre-established performance goals under the Plan.
     Long-Term Performance Incentives. Long-term performance incentives for senior management employees are provided through the Long-Term Performance Share Program ("Program") established under the Company's 1988 and 1996 Stock Plans. The Program operates on three-year award cycles (or in certain shorter periods from the commencement of the Program). The Committee selects participants, establishes target awards, and determines a performance matrix (based on return on equity, net earnings and other selected factors) at the beginning of each award cycle. The performance matrix provides for the performance shares to be increased or decreased in number based on greater
or lesser levels of performance.   Earned performance shares are then valued
at the company's stock price at the end of the performance period. The Committee determines the number of performance shares to be paid following a review of results at the end of each performance cycle. Awards may be paid in cash or in shares of common stock or any combination of cash and stock. The Committee previously selected the 13 executive officers who participated
in the award cycle ending in 1996.   Based on performance goals previously
established by the Committee, the Committee approved payments aggregating $3,138,663 for 1996 to the 13 executive officers. The award of $749,512 to the Chief Executive Officer for 1996 was based on the Company's increase in net earnings and improved return on equity during the award cycle. During 1996, the Committee selected the participants and established the performance goals for the 1996-1998 award cycle.

     Stock Incentives. Long-term stock incentives are provided through grants of stock options and restricted stock to executive officers and other key employees pursuant to the Company's 1988 Stock Plan and 1996 Stock Plan (both referenced hereafter as the "Plan"). The stock component of compensation is intended to retain and motivate employees to improve long-term shareholder value. Stock options are granted at the prevailing market value and have value only if the Company's stock price increases. Generally, stock options vest beginning on the first anniversary of the grant in equal amounts over three to six years. For certain executives the options become vested on the fifth anniversary of the grant. Employees must be employed by the Company at the time of vesting in order to exercise the options. The Committee believes this element of the total compensation program directly links the participant's interests with those of the shareholders and the long-term performance of the Company.

     The Committee establishes the number and terms of options granted under the Plan. The Committee encourages executives to build a substantial ownership investment in the Company's common stock. The Options Exercised table on page 10 reflects the shares acquired by certain executive officers during 1996. The table on page four reflects the ownership position of the directors and executive officers at March 7, 1997. Outstanding performance by an individual executive officer is recognized through larger option grants. The Committee, in determining grants of stock options under the Plan, also reviews and considers the executive's history of retaining shares previously obtained through the exercise of prior options.

     The Committee granted options for an aggregate of 184,500 shares to 62 employees during 1996, including options for an aggregate of 114,500 shares to the executive officers. The Chief Executive Officer was granted a non-qualified option in December 1996 to acquire 50,000 shares. The number of shares awarded in the 1996 grant recognizes the improved performance of the business in 1994, 1995 and 1996 under Mr. Bay's leadership and the Committee's determination that the 1996 grant should be no less than the 1995 grant.

     Restricted stock grants are also a part of the Company's long-term stock incentives. Restricted stock awards will be issued when performance results and the strategic needs of the business so warrant. There were no restricted stock awards in 1994, 1995, or 1996 to executive officers.

     The Committee believes that the programs described above provide compensation that is competitive with comparable manufacturing companies, links executive and shareholder interests and provides the basis for the Company to attract and retain qualified executives. The Company's stock price increased 67% in calendar year 1996 and the Company's market capitalization increased $228 million. The Committee will continue to monitor the relationship among executive compensation, the Company's performance and shareholder value.

                         Compensation Committee
                         Allen F. Jacobson, Chairman
                         Charles M. Harper
                         Lloyd P. Johnson
                         Thomas F. Madison

                 Shareholder Return Performance Graphs

          The following graphs compare the yearly change in cumulative total shareholder return on the Company's Common Stock with the cumulative total returns of the S&P SmallCap 600 Index and an index consisting of a combination of the S&P's Electrical Equipment and Machinery Diversified indexes for the five and ten-year periods ended December 31, 1996. The graphs assume that the value of the investment in Valmont Common Stock and each Index was $100 on December 31, 1991 and December 31, 1986, respectively, and that all dividends were reinvested.


Index                  12/91     12/92    12/93   12/94   12/95    12/96
Valmont Industries      100      168.92   188.17  163.03  240.52   405.21
S&P Electrical Equipment
 & Machinery Index      100      108.29   134.40  134.99  184.95   249.30
S&P SmallCap 600 Index  100      121.04   143.78  136.92  177.94   215.88


                    Base
                   Period
 Index             12/86   12/87   12/88    12/89    12/90    12/91    12/92
 Valmont Industries  100   137.27  314.35  531.16    335.00   323.37   546.06
 S&P Electrical
 Equipment &
 Machinery Index     100   125.12  128.60  175.55    159.57   207.61   224.82
 S&P SmallCap Index  100    86.50  103.36  117.71     89.82   133.38   161.45

                       12/93   12/94   12/95    12/96
 Valmont Industries   608.31  527.05   777.54  1309.94
 S&P Electrical
 Equipment & Machinery
 Index                279.02  280.25   383.97   517.56

          Independent Public Accountants

     The firm of Deloitte & Touche LLP ("Deloitte") has been appointed by the Board of Directors to conduct the 1997 audit of the Company's financial statements. The same firm conducted the 1996 audit. The Board of Directors requests that shareholders ratify this appointment. A representative from Deloitte will be present at the Shareholders' Meeting and will have the opportunity to make a statement and to respond to appropriate questions.
     The Company changed its independent accountants from KPMG Peat Marwick LLP ("Peat Marwick") to Deloitte & Touche LLP ("Deloitte") effective for fiscal year 1996. The reports of Peat Marwick on the financial statements of the Company for the fiscal years 1994 and 1995 contain no adverse opinion or disclaimer of opinion and were not qualified or modified as to any uncertainty, audit scope or accounting principle. In connection with the audits for those years, there were no disagreements with Peat Marwick on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Peat Marwick would have caused the firm to make reference thereto in its report on the financial statements for such years. During fiscal years 1994 and 1995, Peat Marwick did not advise the Company of any reportable events (as defined in Item 304(a) (1) (v) or Regulation S-K issued by the Securities and Exchange Commission). Peat Marwick furnished the Company with a letter addressed to the Securities and Exchange Commission in which it stated that it agreed with the foregoing statements in this paragraph.

                       Shareholder Proposals
     Shareholder proposals intended to be presented at the next annual meeting of shareholders must be received by the Company no later than November 27, 1997 in order to be considered for inclusion in the proxy statement for such meeting.

     The Company's bylaws set forth certain procedures which shareholders must follow in order to nominate a director or present any other business at an annual shareholders' meeting. Generally, a shareholder must give timely notice to the Secretary of the Company. To be timely, such notice must be received by the Company at its principal executive offices not less than sixty nor more than ninety days prior to the meeting. The bylaws specify the information which must accompany such shareholder notice. Details of the provision of the bylaws may be obtained by an shareholder from the Secretary of the Company.

                          Other Matters
     The Board of Directors does not know of any matter, other than those described above, that may be presented for action at the Annual Meeting of Shareholders. If any other matter or proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment.

                                By Order of the Board of Directors

                                /s/ Thomas P. Egan, Jr.

                                Thomas P. Egan, Jr.
                                Secretary
                                Valmont Industries, Inc.

                                  PROXY
                         Valmont Industries, Inc.
      Proxy for the Annual Meeting of Shareholders on April 28, 1997

The undersigned hereby constitutes and appoints Mogens C. Bay, or any substitute appointed by him, the undersigned's agents, attorneys and proxies to vote, as designated below, the number of shares the undersigned would be entitled to vote if personally present at the Annual Meeting of the Shareholders of Valmont Industries, Inc., to be held at the Joslyn Art Museum, 2200 Dodge Street, Omaha, Nebraska
68102, on April 28, 1997, at 2:00 p.m., local time or at any adjournments thereof.

1) ELECTION OF DIRECTORS
   [  ] FOR all nominees listed below (except as designated to the contrary below)
   [  ] WITHHOLD AUTHORITY to vote for all nominees listed below
        Robert B. Daugherty
        Allen F. Jacobson
        Kenneth E. Stinson
        Robert G. Wallace

(Instruction: To withhold authority to vote for any individual nominee, write the nominee's name on the space provided below.)
____________________________________________________________________________
2) PROPOSAL to ratify the appointment of Deloitte & Touche LLP as independent accountants for fiscal 1997.
   [  ] FOR       [  ] AGAINST         [  ] ABSTAIN

3) IN THEIR DISCRETION, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF PROPERLY EXECUTED AND NO DIRECTION
IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.

Dated this ___ day of _____________, 1997.
Signature_______________________________________
Signature_______________________________________
(When signing as attorney, executor, administrator, trustee, guardian or conservator, designate full title. All joint tenants must sign.)